EXHIBIT 10-A

AMENDMENT 3Q2019-I

COLGATE-PALMOLIVE COMPANY
SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

WHEREAS, Colgate-Palmolive Company (the “Company”) maintains the Colgate-Palmolive Company Supplemental Savings and Investment Plan (the “Plan”) for the benefit of eligible employees of the Company and certain designated affiliated companies;

WHEREAS on December 10, 2015, the Board of Directors of the Company resolved that subject to certain restrictions, the Employee Relations Committee (the “Committee”) is authorized to take certain actions, including adopting plan amendments to certain plans or arrangements sponsored by the Company; and

WHEREAS, the Committee desires to amend the Plan to reflect certain actions approved by the Committee at its July 31, 2019 meeting.

NOW THEREFORE, the Plan is hereby amended, effective in the following respects as of January 1, 2019:

1.	Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“Section 4.1 Committee. The Plan shall be administered by the Employee Relations Committee, which shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder. The Employee Relations Committee may adopt or amend from time to time such procedures as may be required for determinations required under the Plan. All interpretations of the Employee Relations Committee shall be final and binding on all parties including Members, Beneficiaries and the Company. Any complaint with regard to benefits under the Plan should be directed to the Employee Relations Committee, Colgate-Palmolive Company, 300 Park Avenue, New York, NY 10022. Such complaint must be filed in writing no later than 90 days after the date of retirement, termination or other occurrence related to the complaint. Within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of the approval or denial of the claim. If the claim is denied, the notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The claimant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Employee Relations Committee. The claimant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Employee Relations Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. If the claimant does not request such a review or the Employee Relations Committee fails to respond to such a request for review in writing, the request for review will be deemed to have been made and denied on the 120th day after the date of the initial denial. The Employee Relations Committee, in its discretion, may request a meeting to clarify any matters deemed appropriate. No action may be brought for benefits under this Plan pursuant to the denial of a claim, unless such claim was timely made under this Section and such complaint is filed on or before one year from the denial or deemed denial by the Employee Relations Committee of any such claim upon review.”

2.	A new Section 4.10 is hereby added to the Plan to read its entirety as follows:

“Section 4.10 Reductions to Member’s Account. To the extent permitted by applicable law (including Code section 409A), a Member’s Account shall be reduced as appropriate by any severance, separation, notice or termination allowance or indemnity paid or payable to such Member which is paid by or is attributable to payments by the Company or the Company’s subsidiaries or affiliates, directly or indirectly, under any law, decree or ruling having the effect of law.”

3.	In all respects not modified herein, the Plan is ratified, confirmed and approved.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment 3Q2019-I this 31st day of July, 2019 to be effective as of the date indicated herein.

COLGATE-PALMOLIVE COMPANY

By:

/s/ Laura Flavin
Laura Flavin
Vice President, Global Compensation and Benefits